FIRST AMENDEMENT TO EMPLOYMENT AGREEMENT

COMES NOW, Jackelyn Giroux ("Employee") on one hand and FoneFriend, Inc. ("Company") on the other and for the First Amendment to the Employment Agreement ("Amendment") the parties hereto state as follows:

WHEREAS, the Company is traded on the OTC.BB under the symbol FFRD and is registered under the Securities Exchange Act of 1934; and

WHEREAS, the Company has 11,306,361 shares of its Common Stock issued and outstanding on a fully diluted basis; and

WHEREAS, the parties had entered a Employment Agreement dated November 21 of 2002. The Employment Agreement is attached and made apart hereof as Exhibit "A"; and

WHEREAS, the Company has failed to make the required payments of seven thousand five hundred dollars ($7,500) per month since January 1st of 2003. Thus the Company is presently eighty two thousand five hundred dollars ($82,500) in arrears to the Employee; and

WHEREAS,  the  Employee  has  worked  without  pay  since  January  1st of 2003.

WHEREAS,  the  Company  is  in  breach  of  the  Employment  Agreement;  and

WHEREAS, the Company desires that the Employee continue working for the Company; and

WHEREAS, the Employee and the Company agree to the additional compensation as set forth below in order to remedy the breach and continue inure the benefit of the Employee's services;

NOW, THEREFORE, the parties hereto agree to the Additional Compensation set forth below:


                            ADDITIONAL COMPENSATION

1. Past Due Amount. The eighty two thousand five hundred dollars ($82,500) which is due and owing to the Company shall be paid with 10% interest within 12 months of the date of this Amendment.

2. Common Stock. The Employee shall receive an additional one million (1,000,000) shares of FFRD Common Stock at a price of $.001 per share. Five hundred thousand (500,000) shares shall be registered on a Form S-8 Registration Statement and five hundred thousand (500,000) shares shall be restricted common stock without registration rights.

3. Anti-Dilution Clause. It is the intention of the parties that the Employee not be diluted any lower than her current percentage (21.2%)(1) of the capital stock of the Company during the term of her Employee Agreement, which continues until November 20th, 2005.

_______________________________
(Footnote  1.  The Employee currently owns 2,397,900 shares of FFRD Common Stock
              (giving  affect to her option to purchase 350,000 shares of Common
               Stock, and before the additional issuance of Common Stock granted herein) and there are currently 11,306,361 shares issued and outstanding on a fully diluted basis.)

4. Adjusted Initial Stock Bonus. The Employee shall be entitled to receive periodic increases of her initial stock bonus of the same class with identical registration rights to the new issuances in the percentage set forth above. This adjustment shall take place on the first day of each of the Company's fiscal quarters and on the last day of her Employment Agreement, whereby the Employee shall be entitled to purchase the additional shares based upon the same terms and conditions as contained in her initial stock bonus.

5. Board Approval. This Amendment has been approved by a vote of the independent directors of the Company's Board.

6. Surviving Terms. All terms of the Employment Agreement excepting those in direct conflict with this Amendment shall remain in full force and effect.

Dated as of the 22nd day of November, 2003 in witness hereof.



_____________________                      _______________________
Dennis H. Johnston                         Jackelyn Giroux
FoneFriend, Inc.                           Employee
Director



_____________________
Virginia Perfili
FoneFriend, Inc.
Director





                                 ACKNOWLEDGMENT
                                 --------------


STATE  OF               )
                        )  ss.:
COUNTY  OF              )


On the __ day of December 2003, before me, the undersigned, a notary public in and for said State, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.



/s/ Notary  Public
------------------
Notary  Public